Exhibit 5.1

Opinion of Herbert Smith Freehills

171 Collins Street Melbourne, Victoria 3000 Australia	22 August 2025 By Email

Dear Stefanie

BHP Group Ltd – Registration Statement on Form S-8

We have acted as Australian counsel for BHP Group Limited (ACN 004 028 077), a corporation incorporated under the laws of Australia (“BHP” or “Company”), in connection with the registration statement on Form S-8 filed by the Company with the United States Securities and Exchange Commission (the “SEC”) on 22 August 2025 (the “Registration Statement”), under the United States Securities Act of 1933, as amended (the “Securities Act”) with respect to an additional 10,000,000 fully paid ordinary shares of the Company, no par value per share (“Shares”), which includes the Shares underlying the American Depositary Shares (together with the Shares, the “Securities”), to be delivered by the Company in connection with awards to be granted under BHP’s Employee Cash and Equity Plan and BHP Global Employee Share Plan (the “Share Plans”) to employees who are participants in the Share Plans who are residents or citizens of the United States.

1	Documents

We have:

(a)	reviewed the Registration Statement and the Share Plans;

(b)	reviewed, examined and relied upon the originals, or electronic or physical copies of:

(1)	the constitution of the Company (“Constitution”);

(2)	certain resolutions adopted by the Board and committees relating to approval of recent amendments to the Share Plans in August 2025, and related filings; and

(3)	public documents and any other certificates, approvals, instruments and documents as we have deemed relevant and necessary as the basis of the opinion set forth below

(collectively, the “Documents”); and

(c)	received, examined and relied upon written representations regarding certain factual matters relating to the administration of the Share Plans from the Company in a letter dated 18 August 2025.

For the purposes of this opinion, we have not reviewed any documents other than those referred to above and have not taken, and are not obliged to take, any steps to verify the assumptions contained in this opinion.

80 Collins Street Melbourne Vic 3000 Australia GPO Box 128 Melbourne Vic 3001 Australia	T +61 3 9288 1234 F +61 3 9288 1567 hsfkramer.com

2	Assumptions

In examining the Documents and for the purposes of this opinion, we have assumed:

(a)	the genuineness of all signatures;

(b)	the authenticity of all Documents submitted to us as originals;

(c)	any resolutions provided to us have been duly and properly approved by the Board and/or Committee and have not been varied or revoked;

(d)

the conformity to original documents of all Documents submitted to us as copies, whether physical or electronic, and the authenticity of the originals of those copies and, where a Document has been examined by us in draft or specimen form, it will be or has been executed in the form of that draft or specimen;

(e)	that all Documents submitted to us are true and complete and, where expressed to have any legal effect, are in or have taken full force and effect;

(f)	nothing has occurred to vary, terminate or otherwise affect any Document or its legal effect or any resolution, instruction, approval or consent evidenced by it;

(g)	each natural person or entity signing any Document reviewed by us had the legal capacity and authority to do so and to perform his or her obligations thereunder;

(h)

to the extent that the Company or its directors have the right to make elections or exercise discretions in the future in respect of allocations of Shares pursuant to the Share Plans, that such elections and/or discretions are properly authorised and made at the time; and

(i)

all information provided to us, and any representations made to us by officers and employees of the Company in connection with this opinion are true, correct and complete as to questions of fact when provided and remain so at the date of this opinion, containing all information required, without us making any separate enquiry or investigation, in order for us to provide this opinion.

3	Opinion

Based upon the assumptions under paragraph 2 of this letter and the review of the documents referred to in paragraph 1, and subject to the qualifications under paragraph 4 of this letter, we are of the opinion that:

(a)

to the extent Shares will consist of newly issued ordinary shares of the Company, such Shares, when issued in accordance with the terms of the Share Plans, will be validly issued, fully paid and non-assessable; and

(b)

to the extent Shares will consist of already issued ordinary shares of the Company, such Shares, when acquired, allocated, and duly registered in accordance with the terms of the Share Plans, will be validly issued, fully paid and non-assessable.

For the purpose of this opinion, the term “non-assessable”, when used to describe the liability of a person as the registered holder of shares has no clear meaning under the laws of Australia, so we have assumed those words to mean that, under the Corporations Act 2001 (Cth), the Constitution, and any resolution taken under the Constitution approving the issue of the Shares, no holder of the Securities is liable, by reason solely of being a holder of Securities, for additional payments or calls for further funds by the Company or any creditor of the Company. The holder of the Shares may be assessable for tax on their Shares.

4	Qualifications

This opinion is subject to the following qualifications:

(a)	this opinion is limited to the laws of the Commonwealth of Australia and we do not express any opinion as to the effect of any other laws;

(b)	this opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated;

(c)

this opinion letter has been delivered on the date hereof based on the laws of Australia in effect at 9am (Melbourne time) on this date, and we undertake no, and disclaim any, duty to advise you regarding any changes in, or to otherwise communicate with you with respect to, the matters and opinion set forth herein; and

(d)	we express no opinion as to the enforceability of any Documents.

5	Consent

We hereby consent to the filing of our opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC.

Yours sincerely

/s/ Herbert Smith Freehills Kramer

Herbert Smith Freehills Kramer LLP and its affiliated and subsidiary businesses and firms, Herbert Smith Freehills Kramer (US) LLP and its affiliate, and Herbert Smith Freehills Kramer, an Australian Partnership, are separate member firms of the international legal practice known as Herbert Smith Freehills Kramer. We practise in Australia through Herbert Smith Freehills Kramer, an Australian Partnership (ABN 98 773 882 646).